EXHIBIT 99.1

NEWS RELEASE
For more information, contact:
Paul D. Borja
Chief Financial Officer
Bradley T. Howes
Investor Relations Officer
(248) 312-2000

Flagstar Reports Second Quarter 2013 Net Income of $65.8 million or $1.10 per Diluted Share

Strengthened regulatory capital ratios and significantly reduced balance sheet risk through bulk loan sales

Non-performing loans declined by 30 percent, troubled debt restructurings declined by 26 percent and allowance coverage increased to 94 percent

Successfully resolved key legacy litigation

New CEO Sandro DiNello committed to transparency and shareholder value

TROY, Mich. (July 23, 2013) - Flagstar Bancorp, Inc. (NYSE:FBC) ("the Company"), the holding company for Flagstar Bank, FSB (the "Bank"), today reported second quarter 2013 net income applicable to common stockholders of $65.8 million, or $1.10 per share (diluted), as compared to $22.2 million, or $0.33 per share (diluted), in the first quarter 2013 and $86.0 million, or $1.47 per share (diluted), in the second quarter 2012. Book value per common share increased to $17.66 at June 30, 2013, as compared to $16.46 at March 31, 2013.

"Our second quarter results represent the successful continuation of Flagstar's efforts to reduce risk, address legacy issues and build strong capital levels," said Sandro DiNello, the Company's President and Chief Executive Officer. "We believe that these efforts, along with new initiatives to reduce expenses and maximize efficiency across the organization, collectively position Flagstar for long-term growth and shareholder value creation.

"During the quarter, we were opportunistic in the resolution of our remaining legacy litigation, entering into settlement agreements with both MBIA and Assured, resulting in a net gain of $44 million. In addition, we took advantage of an improving market for loan demand, selling a substantial amount of non-performing loans and troubled debt restructurings virtually at book, which significantly improved our asset quality ratios. This month, we also made the decision to outsource our non-core default servicing business, which we believe will generate significant cost savings and better position the company to focus on growing the core performing servicing business."

Mr. DiNello continued, "Gain on loan sale income grew from the prior quarter, reflecting an increase in base margin and a flat level of mortgage locks. Despite this improvement, it is important to convey that we believe the recent uptick in mortgage rates will significantly decrease overall refinance volumes in the coming quarters. We believe we can offset some of the expected decrease in refinance production by leveraging our product offerings, overall market position and reputation for speed of closing, and certainty of execution, to continue to grow our share of the purchase market. We also plan to focus on efficiency optimization and disciplined expense management throughout the organization, while developing strategies to improve cross-sells and to utilize excess cash to grow interest-earning assets. As we drive towards Flagstar's next phase of growth and development, we remain committed to improved disclosure and transparency to ensure that our strategy and improved performance is better communicated among the investment community."

Second Quarter 2013 Highlights (as Compared to First Quarter 2013)

•	Net income applicable to common stockholders increased to $65.8 million, as compared to $22.2 million:

◦	Income of $49.1 million related to the previously announced settlement with Assured Guaranty Municipal Corp., formerly known as Financial Security Assurance Inc. ("Assured").

◦	Loss of $(4.9) million related to the settlement with MBIA Insurance Corporation ("MBIA").

◦	Decrease in net interest income to $47.1 million, as compared to $55.7 million.

◦	Increase in gain on loan sales to $144.8 million, as compared to $137.5 million.

▪	Fallout-adjusted mortgage rate lock commitments of $9.8 billion, relatively flat.

▪	Gain on loan sale margin (based on fallout-adjusted locks) of 1.47 percent, as compared to 1.40 percent.

◦	Increase in net loan administration income to $36.2 million, as compared to $20.4 million.

•	Strengthened regulatory capital ratios, maintained liquidity and sold mortgage servicing rights:

◦	Tier 1 leverage ratio increased by 86 basis points to 11.00 percent

◦	Cash and cash equivalents increased by $0.5 billion to $2.7 billion.

◦	Completed bulk sales of mortgage servicing rights related to $12.7 billion in underlying mortgage loans.

•	Significantly improved credit quality:

◦
Sold $341.1 million in unpaid principal balance of residential first mortgage non-performing loans and total troubled debt restructurings ("TDRs"), with a carrying value of $277.9 million, for 99.5 percent of carrying value, resulting in a net loss (before broker fees) of $1.4 million.

◦	Total non-performing loans decreased by 30.2 percent to $257.9 million and total TDRs decreased by 26.4 percent to $547.3 million, of which $451.1 million are performing TDRs.

◦	Ratio of allowance for loan losses to non-performing loans increased to 94.2 percent.

◦	Total pipeline of active loan repurchase demands (the "repurchase pipeline") decreased by 38.5 percent to $115.0 million, while the representation and warranty reserve remained at $185.0 million.

Litigation Settlements

On May 2, 2013 the Bank entered into an agreement (the "MBIA Settlement Agreement") to settle the previously announced lawsuit which was filed by MBIA on January 11, 2013. The lawsuit involved approximately $1.1 billion of non-agency securitization transactions in 2006 and 2007 involving fixed and adjustable rate second mortgage loans that MBIA insured. Under the terms of the Settlement Agreement, MBIA terminated its pending lawsuit and in exchange, among other consideration and transaction provisions, the Company paid MBIA $110.0 million. As a result of the MBIA Settlement Agreement, the Company recognized a loss of $(4.9) million. This includes a $7.2 million loss (recorded in other non-interest income) arising from the fair value of the assets in the mortgage securitizations and an $8.8 million other-than-temporary impairment, partially offset by $5.0 million in income recognition resulting from the reversal of related reserves for pending and threatened litigation and a $6.1 million tax benefit resulting from the deferred tax asset associated with the mortgage securitization.

On June 21, 2013 the Bank entered into an agreement (the "Assured Settlement Agreement") to settle the previously announced lawsuit filed by Assured. The litigation pertained to $902.2 million of non-agency securitization transactions in 2005 and 2006 involving home equity line of credit ("HELOC") loans which were insured by Assured. Under the terms of the Assured Settlement Agreement, Assured terminated its pending lawsuit and will not pursue any related claims at any time in the future. In exchange, the Company paid Assured $105.0 million and will assume responsibility for future claims associated with the two HELOC securitization trusts, including the right to receive from Assured all future reimbursements for claims paid to which Assured would have been entitled. As a result of the Assured Settlement Agreement, the Company recognized $49.1 million of income, which includes $44.1 million in income arising from the excess of the fair value of the net assets and liabilities in the two HELOC securitizations and $5.0 million in income recognition from the reversal of related reserves for pending and threatened litigation.

Net Interest Income

Second quarter 2013 net interest income decreased to $47.1 million, as compared to $55.7 million for the first quarter 2013 and $75.5 million for the second quarter 2012. The decrease from the prior quarter was driven primarily by lower average balances of interest-earning assets and a decrease in the yield paid on those assets, plus a slight increase in the cost of funds. Net interest margin for the Bank decreased to 1.72 percent, as compared to 1.89 percent for the first quarter 2013 and 2.37 percent for the second quarter 2012. The decrease from the prior quarter reflects the decline in net interest income, which more than offset the decline in the average balances of higher-yielding assets, primarily mortgage loans held-for-sale and warehouse loans.

The average cost of funds for the second quarter 2013 was 1.58 percent, an increase from 1.54 percent for the first quarter 2013 and a decrease from 1.72 percent for the second quarter 2012. The increase from the prior quarter was driven by the use of lower costing short-term FHLB advances during the first quarter which were paid-off during the second quarter 2013 as a result of the availability of increased liquidity. Average cost of total deposits decreased to 0.75 percent for the second quarter 2013, as compared to 0.78 percent for the first quarter 2013 and 1.07 percent for the second quarter 2012. The decrease from the prior quarter was consistent with the Company's improvement in funding mix, as higher-cost retail certificates of deposit were replaced with lower-cost demand and savings deposits.

Non-interest Income

Second quarter 2013 non-interest income increased to $220.0 million, as compared to $184.9 million for the first quarter 2013 and decreased from $240.3 million for the second quarter 2012. The increase from the prior quarter was driven by increased gain on loan sales, net servicing revenue and other non-interest income.

Second quarter 2013 net gain on loan sales increased to $144.8 million, as compared to $137.5 million for the first quarter 2013 and decreased from $212.7 million for the second quarter 2012. The increase from the prior quarter was primarily due to an increase in the gain on sale margin, combined with a flat level of mortgage rate lock commitments. Gain on loan sale margin (based on the amount of rate lock commitments net of estimated cancellations, or "fallout-adjusted locks") increased to 1.47 percent for the second quarter 2013, as compared to 1.40 percent for the first quarter 2013 and decreased from 1.59 percent for the second quarter 2012. Fallout-adjusted locks were $9.8 billion in the second quarter 2013, flat from the level in the prior quarter.

Mortgage originations decreased to $10.9 billion for the second quarter 2013, as compared to $12.4 billion for the prior quarter and $12.5 billion for the second quarter 2012. Purchase originations comprised 28.9 percent of overall mortgage originations in the second quarter, as compared to 18.8 percent in the prior quarter, reflecting the shift to a more purchase-driven market as a result of the recent and sustained increase in mortgage interest rate levels.

Loan fees and charges decreased to $29.9 million for the second quarter 2013, as compared to $33.4 million for the first quarter 2013 and $34.8 million for the second quarter 2012. Loan fees and charges are driven by mortgage loan originations, which decreased to $10.9 billion for the second quarter 2013, as compared to $12.4 billion for the first quarter 2013 to $12.5 billion for the second quarter 2012.

Net servicing revenue, which is the combination of loan administration income (including the off-balance sheet hedges of mortgage servicing rights) and the gain (loss) on trading securities (i.e., the on-balance sheet hedges of mortgage servicing rights), increased to $36.2 million for the second quarter 2013, as compared to $20.4 million for the first quarter 2013 and $28.7 million for the second quarter 2012. The increase from the prior quarter was primarily attributable to a gain associated with bulk sales of mortgage servicing rights related to $12.7 billion in underlying mortgage loans, partially offset by a decrease in hedge performance from the prior quarter.

The Company's second quarter 2013 results included $44.1 million related to the Assured Settlement Agreement and a loss of $7.2 million related to the MBIA Settlement Agreement, which in total, increased other non-interest income by $36.8 million from the prior quarter.

The Company also recorded a second quarter 2013 net impairment loss on its investment securities available-for-sale of $8.8 million (recognized in earnings), as compared to no impairment in the prior quarter, as a result of the MBIA Settlement Agreement.
Non-interest Expense

Non-interest expense was $174.4 million for the second quarter 2013, as compared to $196.6 million for the first quarter 2013 and $169.5 million for the second quarter 2012. Excluding asset resolution expense (discussed in Credit-Related Costs and Asset Quality, below), non-interest expense would have totaled $158.5 million for the second quarter 2013, as compared to $180.1 million for the first quarter 2013 and $148.6 million for the second quarter 2012. The decrease from the prior quarter primarily reflects decreases in legal and professional expense and compensation and benefits.

Second quarter 2013 legal and professional expense decreased to $16.4 million, as compared to $28.8 million for the first quarter 2013. The decrease from the prior quarter was primarily driven by a $10.0 million release of reserves for pending and threatened litigation associated the Assured Settlement Agreement and the MBIA Settlement Agreement. As a result of the settlement agreements, the Company's reserves for pending and threatened litigation decreased by $221.2 million from the prior quarter to a balance of $26.8 million at June 30, 2013, which primarily includes the U.S. Department of Justice ("DOJ") litigation.

Compensation and benefits decreased to $70.9 million for the second quarter 2013, as compared to $77.2 million for the first quarter 2013 but increased from $65.4 million for the second quarter 2012. The decrease from the prior quarter was primarily related to the timing of payroll taxes. Commission expense decreased to $15.4 million for the second quarter 2013, as compared to $17.5 million for the first quarter 2013 and $17.8 million for the second quarter 2012. The decrease from the prior quarter was consistent with the 12.4 percent decrease in mortgage loan originations during the quarter.

Credit-Related Costs and Asset Quality

For the second quarter 2013, total credit-related costs (see non-GAAP reconciliation) increased to $85.2 million, as compared to $54.4 million for the first quarter 2013 and $127.6 million for the second quarter 2012. The increase from the prior quarter was primarily due to increases in the provision for loan losses, representation and warranty reserve - change in estimate and other than temporary impairment on available-for-sale investment securities (discussed in Non-interest Income, above).

During the quarter, the Company sold $341.1 million in unpaid principal balance of residential first mortgage non-performing and TDRs, with a carrying value of $277.9 million. The Company recorded a total loss on the sales of $3.0 million, which included $1.6 million in fees paid to the broker.

At June 30, 2013, the allowance for loan losses decreased to $243.0 million, as compared to $290.0 million at March 31, 2013, primarily driven by the charge-off of $38.3 million in reserves associated with the non-performing loan and TDR sales, partially offset by an increase in the allowance for loan losses related to emerging risks associated with loans expected to convert from interest-only to full-pay. At June 30, 2013, the ratio of the allowance for loan losses to non-performing loans held-for-investment increased to 94.2 percent, as compared to 78.5 percent at March 31, 2013.

Provision for loan losses increased to $31.6 million for the second quarter 2013, as compared to $20.4 million for the prior quarter, driven primarily by the increased allowance for loan losses related to emerging risks associated with loans expected to convert from interest-only to full-pay. Second quarter 2013 net charge-offs increased to $78.6 million, as compared to $35.4 million for the prior quarter, driven primarily by the $38.3 million in charge-offs associated with the non-performing loan and TDR sales.

The Company maintains a representation and warranty reserve on the balance sheet, which reflects an estimate of losses that may occur on both loans that have been sold or securitized into the secondary market and those currently in the repurchase pipeline, primarily to the GSEs. At June 30, 2013, the representation and warranty reserve was $185.0 million, which remained flat as compared to March 31, 2013. During the second quarter 2013, the model was enhanced to reflect a change in estimate of loss period as a result of increased requests by the GSEs for loan files for loans originated in earlier vintages. As a result, provisions related to the representation and warranty reserve - change in estimate increased to $28.9 million for the second quarter 2013, as compared to $17.4 million for the first quarter 2013.

At June 30, 2013, the total repurchase pipeline decreased to $115.0 million, as compared to $187.0 million at March 31, 2013, as the Company continued to aggressively work through its existing population of repurchase requests. New audit file review requests increased by 33.5 percent in the second quarter 2013 from the first quarter 2013, while new repurchase demands decreased by 35.4 percent from the prior quarter.

Total non-performing loans held-for-investment were $257.9 million at June 30, 2013, a decrease as compared to $369.3 million at March 31, 2013 and $431.6 million at June 30, 2012. The ratio of non-performing loans held-for-investment to loans held-for-investment also decreased to 5.74 percent at June 30, 2013, from 7.79 percent at March 31, 2013, as a result of the decrease in non-performing loans. These decreases from the prior quarter were primarily due to a decrease in consumer non-performing loans as a result of the sale of residential first mortgage non-performing loans completed during the second quarter 2013.

Commercial non-performing loans decreased to $63.8 million at June 30, 2013, as compared to $66.1 million at March 31, 2013 and $138.1 million at June 30, 2012, primarily driven by normal dispositions of commercial real estate loans.

Real estate-owned and other non-performing assets also decreased to $86.4 million at June 30, 2013, as compared to $114.4 million at March 31, 2013. The decrease was driven primarily by the sale of residential first mortgage non-performing loans, a portion of which were considered in-substance foreclosures for accounting purposes and therefore classified as real-estate owned.

Asset resolution expense, which includes expenses associated with foreclosed properties (including the foreclosure claims in process with respect to government insured loans for which the Bank files claims with HUD) was $15.9 million for the second quarter 2013, relatively flat as compared to $16.4 million for the first quarter 2013, but decreased from $20.9 million for the second quarter 2012.

Balance Sheet and Funding

Total assets at June 30, 2013 were $12.7 billion, as compared to $13.1 billion at March 31, 2013, driven primarily by a decrease in loans held-for-sale reflecting the decrease in mortgage loan originations during the second quarter 2013. This decrease was partially offset by an increase in cash on hand and interest-earning deposits from the proceeds of the non-performing loan and TDR sales completed during the second quarter 2013.

Long-term debt increased to $367.4 million at June 30, 2013, as compared to $247.4 million at March 30, 2013, driven by the on balance-sheet recognition of debt, which is recorded at fair value, associated with the Company's re-consolidation of the two HELOC securitization trusts as a result of the Assured Settlement Agreement.

Total deposits were $7.5 billion at June 30, 2013, a decrease of $0.3 billion as compared to $7.8 billion at March 31, 2013. The decrease from the prior quarter was primarily attributable to a decrease in retail certificates of deposits, which were replaced, in part, by retail demand and savings deposits. The Company's average balances of retail demand and savings deposits increased by 2.1 percent and 7.0 percent, respectively, from the prior quarter.

At June 30, 2013, the Company had approximately $2.7 billion of cash on hand and interest-earning deposits, as compared to $2.2 billion at March 31, 2013. The Bank maintains a line of credit with the FHLB under which borrowings are collateralized by residential first mortgage loans and other assets of the Bank. At June 30, 2013, the Bank had medium-term outstanding borrowings from the FHLB of $2.9 billion and an additional $0.5 billion of collateralized borrowing capacity available at the FHLB.

Capital

The Bank's regulatory capital ratios remain above current regulatory quantitative guidelines for "well-capitalized" institutions. At June 30, 2013, the Bank had a Tier 1 leverage ratio of 11.00 percent, as compared to 10.14 percent at March 31, 2013. At June 30, 2013, the Company had an equity-to-assets ratio of 9.84 percent.

Earnings Conference Call

As previously announced, the Company's quarterly earnings conference call will be held on Wednesday, July 24, 2013 from 11 a.m. until Noon (Eastern).

It is preferred that questions are emailed in advance to investors@flagstar.com, or they may be asked during the conference call.

To join the call, please dial (888) 726-2423 toll free or (913) 312-1480, and use passcode: 7813813. Please call at least 10 minutes before the call is scheduled to begin. A replay will be available for five business days by calling (888) 203-1112 toll free or (719) 457-0820, using passcode: 7813813.

The conference call will also be available as a live audio cast on the Investor Relations section of flagstar.com. It will be archived on that site and will be available for replay and download. A slide presentation to accompany the conference call will also be posted on the site.

About Flagstar

Flagstar Bancorp, Inc. is the holding company for Flagstar Bank, FSB, a full-service financial institution offering a range of products and services to consumers, businesses, and homeowners. With $12.7 billion in total assets at June 30, 2013, Flagstar is the largest publicly held savings bank headquartered in the Midwest. Flagstar operates 111 banking centers, all of which are located in Michigan and 40 home lending centers located in 17 states, which primarily originate one-to-four family residential first mortgage loans. Originating loans nationwide, Flagstar is one of the leading originators of residential first mortgage loans. For more information, please visit flagstar.com.

Non-GAAP

This press release contains both financial measures based on accounting principles generally accepted in the United States (GAAP) and non-GAAP based financial measures, which are used where management believes it to be helpful in understanding the Company's results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts, assumptions, risks and uncertainties that are difficult to predict and could cause actual results or outcomes to differ materially from those expressed in a forward-looking statement. Forward-looking statements contained in this press release and any information related to expectations about future events or results are based upon information available to the Company as of the date hereof. Forward-looking statements can be identified by such words as "anticipates," "intends," "plans," "seeks," "believes," "expects", "estimates," and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements made regarding the Company's current expectations, plans or forecasts of its core business drivers, credit related costs, asset quality, capital adequacy and liquidity, the implementation of the Company's business plan and growth strategies, the suspension of dividend payments on preferred stock, the deferral of interest payment on trust preferred securities, the result of improvements to the Company's servicing processes, the Company's strategy for outsourcing its non-core default servicing business and other similar matters. Although we believe that these forward-looking statements are based on reasonable estimates and assumptions, they are not guarantees of future performance and are subject to known and unknown risks, uncertainties, contingencies, and other factors. Accordingly, we cannot give you any assurance that our expectations will in fact occur or that actual results will not differ materially from those expressed or implied by such forward-looking statements. We caution you not to place undue reliance on any forward-looking statement and to consider all of the following uncertainties and risks, as well as those more fully discussed in the Company's filings with the Securities and Exchange Commission ("SEC"), including, but not limited to, our Form 10-K and Forms 10-Q: volatile interest rates that impact, among other things, the mortgage banking business, our ability to originate loans and sell assets at a profit, prepayment speeds and our cost of funds; changes in regulatory capital requirements or an inability to achieve or maintain desired capital ratios; actions of mortgage loan purchasers, guarantors and insurers regarding repurchases and indemnity demands and uncertainty related to foreclosure procedures; uncertainty regarding pending and threatened litigation; our ability to control credit related costs and forecast the adequacy of reserves; the imposition of regulatory enforcement actions against us; our compliance with the Supervisory Agreement with the Board of Governors of the Federal Reserve System and the Consent Order with the Office of the Comptroller of the Currency. Except to the extent required under the federal securities laws and the rules and regulations promulgated by the SEC, the Company undertakes no obligation to update any such statement to reflect events or circumstances after the date on which it is made.

Flagstar Bancorp, Inc.
Consolidated Statements of Financial Condition
(Dollars in thousands)

	June 30, 2013	March 31, 2013	December 31, 2012	June 30, 2012
Assets	(Unaudited)	(Unaudited)		(Unaudited)
Cash and cash equivalents
Cash and cash items	$51,252	$50,840	$38,070	$71,184
Interest-earning deposits	2,653,191	2,179,846	914,723	1,199,205
Total cash and cash equivalents	2,704,443	2,230,686	952,793	1,270,389
Trading securities	50,039	170,139	170,086	169,834
Investment securities available-for-sale	92,930	169,827	184,445	424,765
Loans held-for-sale	2,331,458	2,677,239	3,939,720	2,459,482
Loans repurchased with government guarantees	1,509,365	1,604,906	1,841,342	1,999,110
Loans, net
Loans held-for-investment	4,491,153	4,743,266	5,438,101	6,550,257
Less: allowance for loan losses	(243,000)	(290,000)	(305,000)	(287,000)
Total loans held-for-investment, net	4,248,153	4,453,266	5,133,101	6,263,257
Mortgage servicing rights	729,019	727,207	710,791	638,865
Repossessed assets, net	86,382	114,356	120,732	107,235
Federal Home Loan Bank stock	301,737	301,737	301,737	301,737
Premises and equipment, net	227,771	223,276	219,059	209,126
Other assets	453,720	421,511	508,206	524,646
Total assets	$12,735,017	$13,094,150	$14,082,012	$14,368,446
Liabilities and Stockholders' Equity
Deposits
Non-interest bearing	$1,181,226	$1,112,313	$1,308,317	$2,079,456
Interest bearing	6,288,841	6,734,978	6,985,978	6,843,391
Total deposits	7,470,067	7,847,291	8,294,295	8,922,847
Federal Home Loan Bank advances	2,900,000	2,900,000	3,180,000	3,400,000
Long-term debt	367,415	247,435	247,435	248,585
Representation and warranty reserve	185,000	185,000	193,000	161,000
Other liabilities	558,800	730,396	1,007,920	457,665
Total liabilities	11,481,282	11,910,122	12,922,650	13,190,097
Stockholders' Equity
Preferred stock	263,277	261,828	260,390	257,556
Common stock	561	561	559	558
Additional paid in capital	1,477,484	1,476,624	1,476,569	1,473,924
Accumulated other comprehensive (loss) income	988	(656)	(1,658)	8,274
Accumulated deficit	(488,575)	(554,329)	(576,498)	(561,963)
Total stockholders' equity	1,253,735	1,184,028	1,159,362	1,178,349
Total liabilities and stockholders' equity	$12,735,017	$13,094,150	$14,082,012	$14,368,446

Flagstar Bancorp, Inc. Consolidated Statements of Operations (Dollars in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income
Loans	$81,731	$91,950	$115,611	$173,680	$229,519
Investment securities available-for-sale or trading	1,838	2,094	6,850	3,932	15,421
Interest-earning deposits and other	1,489	946	462	2,435	874
Total interest income	85,058	94,990	122,923	180,047	245,814
Interest Expense
Deposits	12,148	13,508	18,321	25,656	37,307
Federal Home Loan Bank advances	24,171	24,161	27,386	48,332	54,779
Other	1,643	1,652	1,738	3,295	3,517
Total interest expense	37,962	39,321	47,445	77,283	95,603
Net interest income	47,096	55,669	75,478	102,764	150,211
Provision for loan losses	31,563	20,415	58,428	51,978	173,101
Net interest income (expense) after provision for loan losses	15,533	35,254	17,050	50,786	(22,890)
Non-Interest Income
Loan fees and charges	29,916	33,360	34,783	63,276	64,757
Deposit fees and charges	5,193	5,146	5,039	10,339	9,961
Loan administration	36,157	20,356	25,012	56,513	63,898
Gain (loss) on trading securities	21	51	3,711	72	(2,260)
Net gain on loan sales	144,791	137,540	212,666	282,331	417,518
Net transactions costs on sales of mortgage servicing rights	(4,264)	(4,219)	(983)	(8,483)	(3,299)
Net gain on investment securities available-for-sale	—	—	20	—	330
Net gain (loss) on sale of assets	1,064	958	(26)	2,022	—
Total other-than-temporary impairment (loss) gain	(8,789)	—	(1,707)	(8,789)	2,810
Gain (loss) recognized in other comprehensive income before taxes	—	—	690	—	(5,002)
Net impairment losses recognized in earnings	(8,789)	—	(1,017)	(8,789)	(2,192)
Representation and warranty reserve - change in estimate	(28,940)	(17,395)	(46,028)	(46,336)	(106,566)
Other non-interest income	44,810	9,146	7,157	53,957	19,563
Total non-interest income	219,959	184,943	240,334	404,902	461,710
Non-Interest Expense
Compensation and benefits	70,935	77,208	65,402	148,144	131,390
Commissions	15,402	17,462	17,838	32,863	33,305
Occupancy and equipment	22,198	19,375	18,706	41,574	35,656
Asset resolution	15,921	16,445	20,851	32,366	57,621
Federal deposit insurance premiums	7,791	11,240	12,104	19,031	24,428
Loan processing expense	15,389	17,111	11,132	32,500	21,818
Legal and professional expense	16,390	28,839	13,084	45,229	29,901
Other non-interest expense	10,371	8,910	10,380	19,279	24,124
Total non-interest expense	174,397	196,590	169,497	370,986	358,243

Flagstar Bancorp, Inc. Consolidated Statements of Operations (Dollars in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Income before federal income taxes	61,095	23,607	87,887	84,702	80,577
(Benefit) provision for federal income taxes	(6,108)	—	500	(6,108)	500
Net income	67,203	23,607	87,387	90,810	80,077
Preferred stock dividend/accretion	(1,449)	(1,438)	(1,417)	(2,887)	(2,824)
Net income applicable to common stockholders	$65,754	$22,169	$85,970	$87,923	$77,253
Income per share
Basic	$1.11	$0.33	$1.48	$1.44	$1.26
Diluted	$1.10	$0.33	$1.47	$1.43	$1.26

Flagstar Bancorp, Inc.
Summary of Selected Consolidated Financial and Statistical Data
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Return on average assets	2.03%	0.65%	2.37%	1.32%	1.08%
Return on average equity	21.23%	7.55%	31.09%	14.57%	13.78%
Efficiency ratio	65.3%	81.7%	53.7%	73.1%	58.5%
Efficiency ratio (credit-adjusted) (1)	53.5%	69.8%	41.1%	61.1%	41.8%
Equity-to-assets ratio (average for the period)	9.56%	8.57%	7.62%	9.06%	7.81%
Mortgage loans originated (2)	$10,882,129	$12,423,364	$12,547,017	$23,305,492	$23,716,426
Other loans originated	$67,763	$74,739	$203,584	$142,503	$475,029
Mortgage loans sold and securitized	$11,123,821	$12,822,879	$12,777,311	$23,946,700	$23,607,109
Interest rate spread - bank only (3)	1.46%	1.64%	2.10%	1.55%	2.12%
Net interest margin - bank only (4)	1.72%	1.89%	2.37%	1.81%	2.39%
Interest rate spread - consolidated (3)	1.43%	1.61%	2.08%	1.52%	2.10%
Net interest margin - consolidated (4)	1.66%	1.83%	2.32%	1.75%	2.34%
Average common shares outstanding	56,053,922	55,973,888	55,740,558	56,014,126	55,701,431
Average fully diluted shares outstanding	56,419,163	56,415,057	56,182,130	56,417,122	56,008,232
Average interest-earning assets	$11,311,945	$12,075,212	$12,943,237	$11,691,470	$12,791,952
Average interest paying liabilities	$9,642,543	$10,338,644	$11,100,307	$9,988,671	$11,047,283
Average stockholder's equity	$1,238,787	$1,173,982	$1,106,224	$1,206,563	$1,121,421
Charge-offs to average investment loans (annualized) (5)	6.96%	2.93%	3.24%	4.88%	6.18%
Charge-offs, excluding one-time charge-off, to average investment loans (annualized) (5)(6)	3.56%	2.93%	3.24%	3.24%	6.18%

	June 30, 2013	March 31, 2013	December 31, 2012	June 30, 2012
Equity-to-assets ratio	9.84%	9.04%	8.23%	8.20%
Book value per common share	$17.66	$16.46	$16.12	$16.50
Number of common shares outstanding	56,077,528	56,033,204	55,863,053	55,772,262
Mortgage loans serviced for others	$68,320,534	$73,933,296	$76,821,222	$76,192,099
Weighted average service fee (basis points)	29.5	29.3	29.2	30.4
Capitalized value of mortgage servicing rights	1.07%	0.98%	0.93%	0.84%
Ratio of allowance for loan losses to non-performing loans held-for-investment (7)	94.2%	78.5%	76.3%	66.5%
Ratio of allowance for loan losses to loans held-for-investment (5) (7)	5.75%	6.11%	5.61%	4.38%
Ratio of non-performing assets to total assets (bank only)	2.71%	3.70%	3.70%	3.75%
Number of bank branches	111	111	111	111
Number of loan origination centers	40	41	31	30
Number of FTE employees (excluding loan officers and account executives)	3,418	3,456	3,328	3,184
Number of loan officers and account executives	341	322	334	336

(1)	See Non-GAAP reconciliation.

(2)	Includes residential first mortgage and second mortgage loans.

(3)
Interest rate spread is the difference between the annualized average yield earned on average interest-earning assets for the period and the annualized average rate of interest paid on average interest-bearing liabilities for the period.

(4)	Net interest margin is the annualized effect of the net interest income divided by that period's average interest-earning assets.

(5)	Excludes loans carried under the fair value option.

(6)	Excludes charge-offs of $38.3 million related to the sale of non-performing loans and TDRs, during both the three and six months ended June 30, 2013, respectively.

(7)	Only includes non-performing loans held-for-investment.

Regulatory Capital
(Dollars in thousands)
(Unaudited)

	June 30, 2013		March 31, 2013		December 31, 2012		June 30, 2012
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 leverage (to adjusted tangible assets) (1)	$1,390,582	11.00%	$1,318,770	10.14%	$1,295,841	9.26%	$1,295,962	9.07%
Total adjusted tangible asset base	$12,646,776		$13,007,694		$13,999,636		$14,282,922
Tier 1 capital (to risk weighted assets) (1)	$1,390,582	23.73%	$1,318,770	21.24%	$1,295,841	15.90%	$1,295,962	15.76%
Total capital (to risk weighted assets) (1)	1,465,860	25.01%	1,398,914	22.53%	1,400,126	17.18%	1,400,975	17.03%
Risk weighted asset base	$5,861,221		$6,208,327		$8,146,771		$8,224,348

(1)	Based on adjusted total assets for purposes of core capital and risk-weighted assets for purposes of total risk-based capital. These ratios are applicable to the Bank only.

Loan Originations (Dollars in thousands) (Unaudited)
	Three Months Ended
	June 30, 2013		March 31, 2013		June 30, 2012
Consumer loans
Mortgage (1)	$10,882,129	99.4%	$12,423,364	99.4%	$12,547,017	98.4%
Other consumer (2)	11,659	0.1%	8,553	0.1%	6,501	0.1%
Total consumer loans	10,893,788	99.5%	12,431,917	99.5%	12,553,518	98.5%
Commercial loans (3)	56,104	0.5%	66,186	0.5%	197,083	1.5%
Total loan originations	$10,949,892	100.0%	$12,498,103	100.0%	$12,750,601	100.0%

	Six Months Ended
	June 30, 2013		June 30, 2012
Consumer loans
Mortgage (1)	$23,305,492	99.4%	$23,716,426	98.1%
Other consumer (2)	20,212	0.1%	10,980	—%
Total consumer loans	23,325,704	99.5%	23,727,406	98.1%
Commercial loans (3)	122,291	0.5%	464,049	1.9%
Total loan originations	$23,447,995	100.0%	$24,191,455	100.0%

(1)	Includes residential first mortgage and second mortgage loans.

(2)	Other consumer loans include: warehouse lending, HELOC and other consumer loans.

(3)	Commercial loans include: commercial real estate, commercial and industrial and commercial lease financing loans.

Loans Held-for-Investment
(Dollars in thousands)
(Unaudited)

	June 30, 2013		March 31, 2013		December 31, 2012		June 30, 2012
Consumer loans
Residential first mortgage	$2,627,979	58.5%	$2,991,394	63.1%	$3,009,251	55.3%	$3,102,137	47.4%
Second mortgage	180,802	4.0%	112,385	2.4%	114,885	2.1%	127,434	1.9%
Warehouse lending	676,454	15.1%	750,765	15.8%	1,347,727	24.8%	1,261,442	19.3%
HELOC	321,576	7.2%	167,815	3.5%	179,447	3.3%	198,228	3.0%
Other	42,293	0.9%	44,488	0.9%	49,611	0.9%	57,605	0.9%
Total consumer loans	3,849,104	85.7%	4,066,847	85.7%	4,700,921	86.4%	4,746,846	72.5%
Commercial loans
Commercial real estate	476,500	10.6%	562,916	11.9%	640,315	11.8%	1,075,015	16.4%
Commercial and industrial	160,259	3.6%	107,688	2.3%	90,565	1.7%	569,288	8.7%
Commercial lease financing	5,290	0.1%	5,815	0.1%	6,300	0.1%	159,108	2.4%
Total commercial loans	642,049	14.3%	676,419	14.3%	737,180	13.6%	1,803,411	27.5%
Total loans held-for-investment	$4,491,153	100.0%	$4,743,266	100.0%	$5,438,101	100.0%	$6,550,257	100.0%

Allowance for Loan Losses
(Dollars in thousands)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Beginning balance	$290,000	$305,000	$281,000	$305,000	$318,000
Provision for loan losses	31,563	20,415	58,428	51,978	173,101
Charge-offs
Consumer loans
Residential first mortgage	(63,099)	(25,692)	(22,570)	(88,791)	(118,002)
Second mortgage	(2,033)	(1,955)	(4,057)	(3,988)	(9,340)
HELOC	(812)	(2,061)	(4,257)	(2,873)	(10,676)
Other	(587)	(699)	(728)	(1,286)	(1,918)
Total consumer loans	(66,531)	(30,407)	(31,612)	(96,938)	(139,936)
Commercial loans
Commercial real estate	(21,350)	(13,162)	(31,277)	(34,512)	(76,310)
Commercial and industrial	—	—	(23)	—	(1,604)
Total commercial loans	(21,350)	(13,162)	(31,300)	(34,512)	(77,914)
Total charge-offs	(87,881)	(43,569)	(62,912)	(131,450)	(217,850)
Recoveries
Consumer loans
Residential first mortgage	6,687	5,353	6,582	12,040	7,132
Second mortgage	87	390	1,039	477	1,288
HELOC	457	105	93	562	350
Other	(80)	454	395	374	607
Total consumer loans	7,151	6,302	8,109	13,453	9,377
Commercial loans
Commercial real estate	2,159	1,843	2,344	4,002	4,336
Commercial and industrial	8	9	31	17	36
Total commercial loans	2,167	1,852	2,375	4,019	4,372
Total recoveries	9,318	8,154	10,484	17,472	13,749
Charge-offs, net of recoveries	(78,563)	(35,415)	(52,428)	(113,978)	(204,101)
Ending balance	$243,000	$290,000	$287,000	$243,000	$287,000
Net charge-off ratio (annualized) (1)	6.96%	2.93%	3.24%	4.88%	6.18%
Net charge-off ratio, excluding one-time charge-off (annualized) (1)(2)	3.56%	2.93%	3.24%	3.24%	6.18%

(1)	Excludes loans carried under the fair value option.

(2)	Excludes charge-offs of $38.3 million related to the sale of non-performing loans and TDRs, during both the three and six months ended June 30, 2013, respectively.

Representation and Warranty Reserve
(Dollars in thousands)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Balance, beginning of period	$185,000	$193,000	$142,000	$193,000	$120,000
Provision
Charged to gain on sale for current loan sales	5,052	5,817	5,643	10,870	10,694
Charged to representation and warranty reserve - change in estimate	28,941	17,396	46,028	46,336	106,566
Total	33,993	23,213	51,671	57,206	117,260
Charge-offs, net	(33,993)	(31,213)	(32,671)	(65,206)	(76,260)
Balance, end of period	$185,000	$185,000	$161,000	$185,000	$161,000

Composition of Allowance for Loan Losses
(Dollars in thousands)
(Unaudited)

June 30, 2013	Collectively Evaluated Reserves	Individually Evaluated Reserves	Total
Consumer loans
Residential first mortgage	$67,264	$110,070	$177,334
Second mortgage	10,870	7,969	18,839
Warehouse lending	721	—	721
HELOC	11,735	3,133	14,868
Other	1,780	—	1,780
Total consumer loans	92,370	121,172	213,542
Commercial loans
Commercial real estate	27,253	69	27,322
Commercial and industrial	2,052	84	2,136
Commercial lease financing	—	—	—
Total commercial loans	29,305	153	29,458
Total allowance for loan losses	$121,675	$121,325	$243,000

March 31, 2013	Collectively Evaluated Reserves	Individually Evaluated Reserves	Total
Consumer loans
Residential first mortgage	$63,144	$150,932	$214,076
Second mortgage	12,839	7,844	20,683
Warehouse lending	532	—	532
HELOC	14,835	3,283	18,118
Other	2,215	—	2,215
Total consumer loans	93,565	162,059	255,624
Commercial loans
Commercial real estate	32,521	199	32,720
Commercial and industrial	1,562	10	1,572
Commercial lease financing	84	—	84
Total commercial loans	34,167	209	34,376
Total allowance for loan losses	$127,732	$162,268	$290,000

Non-Performing Loans and Assets
(Dollars in thousands)
(Unaudited)

	June 30, 2013	March 31, 2013	December 31, 2012	June 30, 2012
Non-performing loans	$161,725	$223,388	$254,581	$298,511
Non-performing TDRs	24,025	56,498	60,516	58,240
Non-performing TDRs at inception but performing for less than six months	72,186	89,417	84,728	74,848
Total non-performing loans held-for-investment	257,936	369,303	399,825	431,599

Real estate and other non-performing assets, net	86,382	114,356	120,732	107,235
Non-performing assets held-for-investment, net	344,318	483,659	520,557	538,834
Non-performing loans held-for-sale	3,351	394	1,835	2,430
Total non-performing assets including loans held-for-sale	$347,669	$484,053	$522,392	$541,264

Ratio of non-performing assets to total assets (Bank only)	2.71%	3.70%	3.72%	3.77%
Ratio of non-performing loans held-for-investment to loans held-for-investment	5.74%	7.79%	7.35%	6.59%
Ratio of non-performing assets to loans held-for-investment and repossessed assets	7.52%	9.96%	9.36%	8.09%

Asset Quality - Loans Held-for-Investment
(Dollars in thousands)
(Unaudited)

	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 days	Total Past Due	Total Investment Loans
June 30, 2013
Consumer loans	$60,872	$13,421	$194,151	$268,444	$3,849,104
Commercial loans	188	22,736	63,785	86,709	642,049
Total loans	$61,060	$36,157	$257,936	$355,153	$4,491,153
March 31, 2013
Consumer loans	$58,368	$20,481	$303,168	$382,017	$4,066,847
Commercial loans	1,465	6,400	66,135	74,000	676,419
Total loans	$59,833	$26,881	$369,303	$456,017	$4,743,266
December 31, 2012
Consumer loans	$66,687	$18,578	$313,418	$398,683	$4,700,921
Commercial loans	6,979	6,990	86,408	100,377	737,180
Total loans	$73,666	$25,568	$399,826	$499,060	$5,438,101
June 30, 2012
Consumer loans	$62,123	$24,762	$293,474	$380,359	$4,746,846
Commercial loans	1,719	2,345	138,125	142,189	1,803,411
Total loans	$63,842	$27,107	$431,599	$522,548	$6,550,257

Troubled Debt Restructurings
(Dollars in thousands)
(Unaudited)

	TDRs
	Performing	Non-performing	Non-performing TDRs at inception but performing for less than six months	Total
June 30, 2013
Consumer loans	$451,097	$24,025	$71,951	$547,073
Commercial loans	—	—	235	235
Total TDRs	$451,097	$24,025	$72,186	$547,308
March 31, 2013
Consumer loans	$598,041	$56,498	$87,971	$742,510
Commercial loans	—	—	1,446	1,446
Total TDRs	$598,041	$56,498	$89,417	$743,956
December 31, 2012
Consumer loans	$588,475	$60,493	$82,695	$731,663
Commercial loans	1,287	23	2,033	3,343
Total TDRs	$589,762	$60,516	$84,728	$735,006
June 30, 2012
Consumer loans	$574,359	$57,914	$68,398	$700,671
Commercial loans	1,738	326	6,450	8,514
Total TDRs	$576,097	$58,240	$74,848	$709,185

Gain on Loan Sales and Securitizations
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	June 30, 2013		March 31, 2013		June 30, 2012
Description
Valuation gain (loss)
Value of interest rate locks	$(75,040)	(0.68)%	$(35,327)	(0.28)%	$64,123	0.50%
Value of forward sales	166,941	1.51%	(4,339)	(0.03)%	(47,126)	(0.37)%
Fair value of loans held-for-sale	(19,336)	(0.17)%	87,644	0.68%	176,741	1.38%
LOCOM adjustments on loans held-for-investment	—	—%	(1,797)	(0.01)%	—	—%
Total valuation gains	72,565	0.66%	46,181	0.36%	193,738	1.51%

Sales gains (losses)
Marketing gains, net of adjustments	28,753	0.25%	25,859	0.21%	180,691	1.41%
Pair-off (losses) gains	48,525	0.44%	71,317	0.55%	(156,120)	(1.22)%
Provision for representation and warranty reserve	(5,052)	(0.05)%	(5,817)	(0.05)%	(5,643)	(0.04)%
Total sales gains	72,226	0.64%	91,359	0.71%	18,928	0.15%
Total gain on loan sales and securitizations	$144,791		$137,540		$212,666
Total mortgage rate lock commitments (gross)	$12,359,000		$12,142,000		$17,534,000
Total loan sales and securitizations	$11,123,821	1.30%	$12,822,879	1.07%	$12,777,311	1.66%
Total mortgage rate lock commitments (fallout adjusted) (1)	$9,837,573	1.47%	$9,848,417	1.40%	$13,346,568	1.59%

	Six Months Ended
	June 30, 2013		June 30, 2012
Description
Valuation gain (loss)
Value of interest rate locks	$(110,367)	(0.46)%	$61,423	0.26%
Value of forward sales	162,602	0.68%	(3,316)	(0.01)%
Fair value of loans held-for-sale	68,307	0.29%	297,805	1.26%
LOCOM adjustments on loans held-for-investment	(1,797)	(0.01)%	(21)	—%
Total valuation gains	118,745	0.5%	355,891	1.51%

Sales gains (losses)
Marketing gains, net of adjustments	54,612	0.23%	312,203	1.33%
Pair-off gains (losses)	119,842	0.5%	(239,883)	(1.02)%
Provision for representation and warranty reserve	(10,869)	(0.05)%	(10,693)	(0.05)%
Total sales gains	163,585	0.68%	61,627	0.26%
Total gain on loan sales and securitizations	$282,330		$417,518
Total mortgage rate lock commitments volume	$24,501,000		$32,401,000
Total loan sales and securitizations	$23,946,700	1.18%	$23,607,109	1.77%
Total mortgage rate lock commitments (fallout adjusted) (1)	$19,685,990	1.43%	$24,072,186	1.73%

(1)
Fallout adjusted mortgage rate lock commitments are adjusted by a percentage of mortgage loans in the pipeline that are not expected to close based on previous historical experience and the level of interest rates. The net margin is based on net gain on loan sales to fallout adjusted mortgage rate lock commitments.

Average Balances, Yields and Rates
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	June 30, 2013		March 31, 2013		June 30, 2012
	Average Balance	Annualized Yield/Rate	Average Balance	Annualized Yield/Rate	Average Balance	Annualized Yield/Rate
Interest-Earning Assets
Loans held-for-sale	$2,630,309	3.38%	$3,616,195	2.97%	$2,977,233	3.91%
Loans repurchased with government guarantees	1,540,798	3.43%	1,774,235	3.38%	2,067,022	3.36%
Loans held-for-investment
Consumer loans (1) (2)	3,845,503	4.08%	4,136,420	4.15%	4,635,259	4.38%
Commercial loans (1)	669,253	4.18%	698,269	4.27%	1,835,897	3.97%
Total loans held-for-investment	4,514,756	4.10%	4,834,689	4.16%	6,471,156	4.27%
Investment securities available-for-sale or trading	240,296	3.06%	348,525	2.41%	642,389	4.27%
Interest-earning deposits and other	2,385,786	0.25%	1,501,568	0.26%	785,437	0.24%
Total interest-earning assets	11,311,945	3.01%	12,075,212	3.15%	12,943,237	3.80%
Other assets	1,649,000		1,617,359		1,571,239
Total assets	$12,960,945		$13,692,571		$14,514,476
Interest-Bearing Liabilities
Retail deposits
Demand deposits	$395,137	0.21%	$388,466	0.25%	$361,916	0.24%
Savings deposits	2,627,166	0.73%	2,316,859	0.75%	1,829,592	0.75%
Money market deposits	345,694	0.26%	387,699	0.35%	482,296	0.49%
Certificate of deposits	2,353,775	0.91%	2,931,558	0.90%	3,113,134	1.27%
Total retail deposits	5,721,772	0.74%	6,024,582	0.76%	5,786,938	0.98%
Government deposits
Demand deposits	114,707	0.40%	98,442	0.44%	95,805	0.49%
Savings deposits	169,122	0.29%	308,811	0.47%	272,119	0.56%
Certificate of deposits	413,177	0.44%	471,842	0.60%	361,315	0.66%
Total government deposits	697,006	0.40%	879,095	0.53%	729,239	0.60%
Wholesale deposits	73,910	5.07%	81,976	4.92%	339,018	3.78%
Total deposits	6,492,688	0.75%	6,985,653	0.78%	6,855,195	1.07%
Federal Home Loan Bank advances	2,901,102	3.34%	3,105,556	3.16%	3,996,527	2.76%
Other	248,753	2.65%	247,435	2.71%	248,585	2.81%
Total interest-bearing liabilities	9,642,543	1.58%	10,338,644	1.54%	11,100,307	1.72%
Other liabilities (3)	2,079,615		2,179,945		2,307,945
Stockholder's equity	1,238,787		1,173,982		1,106,224
Total liabilities and stockholder's equity	$12,960,945		$13,692,571		$14,514,476

(1)
Consumer loans include: residential first mortgage, second mortgage, warehouse lending, HELOC and other consumer loans. Commercial loans include: commercial real estate, commercial and industrial, and commercial lease financing loans.

(2)	Excludes loans that are consolidated variable interest entities (VIEs) and carried at fair value.

(3)	Includes company controlled deposits that arise due to the servicing of loans for others, which do not bear interest.

Average Balances, Yields and Rates
(Dollars in thousands)
(Unaudited)

	Six Months Ended
	June 30, 2013		June 30, 2012
	Average Balance	Annualized Yield/Rate	Average Balance	Annualized Yield/Rate

Interest-Earning Assets
Loans held-for-sale	$3,120,529	3.14%	$2,685,479	3.97%
Loans repurchased with government guarantees	1,656,872	3.41%	2,044,680	3.37%
Loans held-for-investment
Consumer loans (1) (2)	3,990,157	4.12%	4,813,043	4.36%
Commercial loans (1)	683,681	4.23%	1,795,907	4.09%
Total loans held-for-investment	4,673,838	4.13%	6,608,950	4.28%
Investment securities available-for-sale or trading	294,112	2.67%	714,332	4.32%
Interest-earning deposits and other	1,946,119	0.25%	738,511	0.24%
Total interest-earning assets	11,691,470	3.08%	12,791,952	3.84%
Other assets	1,633,267		1,568,874
Total assets	$13,324,737		$14,360,826
Interest-Bearing Liabilities
Retail deposits
Demand deposits	$391,820	0.23%	$354,229	0.25%
Savings deposits	2,472,870	0.74%	1,719,894	0.79%
Money market deposits	366,581	0.30%	484,602	0.51%
Certificate of deposits	2,641,070	0.90%	3,099,009	1.31%
Total retail deposits	5,872,341	0.75%	5,657,734	1.01%
Government deposits
Demand deposits	106,619	0.42%	97,265	0.49%
Savings deposits	238,581	0.40%	271,360	0.57%
Certificate of deposits	442,347	0.52%	376,985	0.66%
Total government deposits	787,547	0.47%	745,610	0.61%
Wholesale deposits	77,921	4.99%	348,275	3.76%
Total deposits	6,737,809	0.77%	6,751,619	1.11%
FHLB advances	3,002,764	3.25%	4,047,079	2.72%
Other	248,098	2.68%	248,585	2.84%
Total interest-bearing liabilities	9,988,671	1.56%	11,047,283	1.74%
Other liabilities (3)	2,129,503		2,192,122
Stockholder's equity	1,206,563		1,121,421
Total liabilities and stockholder's equity	$13,324,737		$14,360,826

(1)
Consumer loans include: residential first mortgage, second mortgage, warehouse lending, HELOC and other consumer loans. Commercial loans include: commercial real estate, commercial and industrial, and commercial lease financing loans.

(2)	Excludes loans that are consolidated variable interest entities (VIEs) and carried at fair value.

(3)	Includes company controlled deposits that arise due to the servicing of loans for others, which do not bear interest.

Non-GAAP Reconciliation
(Dollars in thousands)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Pre-tax, pre-credit-cost revenue
Income before tax provision	$61,095	$23,607	$87,887	$84,702	$80,577
Add back
Provision for loan losses	31,563	20,415	58,428	51,978	173,101
Asset resolution	15,921	16,445	20,851	32,366	57,621
Other than temporary impairment on AFS investments	8,789	—	1,017	8,789	2,192
Representation and warranty reserve - change in estimate	28,940	17,395	46,028	46,336	106,566
Write down of residual interest	—	174	1,244	174	1,653
Total credit-related costs	85,213	54,429	127,568	139,643	341,133
Pre-tax, pre-credit-cost net revenue	$146,308	$78,036	$215,455	$224,345	$421,710

Efficiency ratio (credit-adjusted)
Net interest income (a)	$47,096	$55,669	$75,478	$102,764	$150,211
Non-interest income (b)	219,959	184,943	240,334	404,902	461,710
Add: Representation and warranty reserve - change in estimate (d)	28,940	17,395	46,028	46,336	106,566
Adjusted income	295,995	258,007	361,840	554,002	718,487
Non-interest expense (c)	174,397	196,590	169,497	370,986	358,243
Less: Asset resolution expense (e)	(15,921)	(16,445)	(20,851)	(32,366)	(57,621)
Adjusted non-interest expense	$158,476	$180,145	$148,646	$338,620	$300,622
Efficiency ratio (c/(a+b))	65.3%	81.7%	53.7%	73.1%	58.5%
Efficiency ratio (credit-adjusted) ((c-e)/((a+b)+d)))	53.5%	69.8%	41.1%	61.1%	41.8%

	June 30, 2013	March 31, 2013	December 31, 2012	June 30, 2012
Non-performing assets / Tier 1 capital + allowance for loan losses
Non-performing assets	$344,318	$483,659	$520,557	$538,834
Tier 1 capital (1)	1,390,582	1,318,770	1,295,841	1,295,962
Allowance for loan losses	243,000	290,000	305,000	287,000
Tier 1 capital + allowance for loan losses	$1,633,582	$1,608,770	$1,600,841	$1,582,962
Non-performing assets / Tier 1 capital + allowance for loan losses	21.1%	30.1%	32.5%	34.0%

(1)	Represents Tier 1 capital for Bank.